EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among:

SILICON VALLEY TECHNOLOGY PARTNERS LLC
a Delaware limited liability company;

SPHERE 3D CORP.
an Ontario corporation

and

OVERLAND STORAGE, INC.
a California corporation
_________________________________

Dated as of February 20, 2018

_________________________________

CONFIDENTIAL

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CONFIDENTIAL

TABLE OF CONTENTS
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CONFIDENTIAL

TABLE OF CONTENTS
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CONFIDENTIAL

Exhibits

Exhibit A	FIRPTA Notice

Exhibit B	FIRPTA Letter

Exhibit C	Example Closing Working Capital

Exhibit D	Financing Representations

SHARE PURCHASE AGREEMENT

            THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of February 20, 2018, by and among SILICON VALLEY TECHNOLOGY PARTNERS LLC, a Delaware limited liability company (“Purchaser”); OVERLAND STORAGE, INC., a California corporation (the “Acquired Company”), and SPHERE 3D CORP., an Ontario corporation (“Seller”).

RECITALS

            WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Acquired Company (the entirety of such issued and outstanding capital stock for the Acquired Company, the “Shares”);

            WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares; and

            WHEREAS, for purposes of this Agreement, capitalized terms herein have the meanings provided herein, including the meanings set forth in Section 10.12.

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE SHARE PURCHASE

            1.1        Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Shares, free and clear from all Liens, in consideration for payment of the Purchase Price (the “Share Purchase”).

            1.2        Closing. The consummation of the transactions contemplated by this Agreement and the other transactions that are required to be consummated concurrently therewith (such concurrent transactions, together with the Share Purchase, the “Contemplated Transactions,” and the time at which the Contemplated Transactions occur, the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California, 94065, at 10:00 a.m. (Pacific Time) on a date to be designated by Purchaser, which shall be no later than the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other place, time or date as Purchaser and Seller may jointly designate in writing (including through electronic exchange of signatures). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

            1.3        Purchase Price.

                          (a)        For purposes of this Agreement, the “Purchase Price” shall mean an amount of cash equal to (a) $45,000,000, less (b) the amount, if any, by which Closing Working Capital is less than Target Working Capital, plus (c) the amount, if any, by which Closing Working Capital is greater than Target Working Capital. At the Closing, Purchaser shall pay the

Estimated Purchase Price to Seller in immediately available funds to an account or accounts designated in writing by Seller.

                          (b)        No later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a consolidated balance sheet of the Acquired Company as of the Closing Date (the “Estimated Closing Statement”), including the Company’s good faith estimates of the Closing Working Capital, together with a calculation of the Purchase Price (the “Estimated Purchase Price”). The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 1.3(h).

                          (c)        Purchaser shall cause to be prepared and, as soon as practical, but in no event later than thirty (30) days after the Closing Date, shall cause to be delivered to Seller, a statement (the “Closing Statement”) containing the actual amount of Closing Working Capital, together with a calculation of the Purchase Price based on such amount. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 1.3(h). Purchaser shall, and shall cause the Acquired Company and its auditors to, make available to Seller and its auditors all records and work papers used in preparing the Closing Statement.

                          (d)        If Seller disagrees in whole or in part with the Closing Statement, then, within thirty (30) days after its receipt of the Closing Statement, Seller shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. Any Notice of Disagreement shall include a copy of Purchaser’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by Seller’s calculation of each of the Disputed Line Items and Seller’s revised Closing Statement setting forth its determination of the Estimated Purchase Price and any component thereof. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that Seller does not provide a Notice of Disagreement within such thirty (30)-day period, Seller shall be deemed to have accepted in full the Closing Statement as prepared by Purchaser, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 p.m. California time on such thirtieth (30th) day. In the event any Notice of Disagreement is properly and timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such thirty (30)-day period, Purchaser and Seller shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Purchase Price and Disputed Line Items and the officers and other employees of the other party, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Line Items. All Disputed Line Items agreed to during such thirty (30)-day period shall be final, conclusive and binding on the parties hereto and not subject to further appeal. If, at the end of such period, Purchaser and Seller are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to a nationally recognized independent accounting firm mutually and reasonably acceptable to Purchaser and Seller (the “Accounting Firm”). Purchaser and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 1.3(d), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable whether the Purchase Price as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party, and that the Accounting Firm is only to consider matters still in dispute between Purchaser and Seller. Purchaser, the Acquired Company and Seller shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the parties and shall be based solely on the terms of this Agreement and the written submissions by Purchaser and Seller and not by independent review.

                          (e)        The costs and expenses for the services of the Accounting Firm shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution. Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 1.3.

                          (f)        After the Purchase Price has been finally determined in accordance with this Section 1.3, (the Purchase Price as so determined, the “Final Purchase Price”), the following payments shall be made:

     (i) If the Final Purchase Price exceeds the Estimated Purchase Price, then Purchaser shall pay an amount in cash equal to such excess to Seller; or

     (ii) If the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall pay an amount in cash equal to such excess to the Acquired Company (the “Shortfall Amount”); provided, however, that if the payment of the Shortfall Amount by Seller to the Acquired Company would reasonably be expected to result in the Seller Working Capital equaling $2,000,000 or less immediately after such payment, the Shortfall Amount shall be reduced (but to no less than zero) such that the Seller Working Capital equals $2,000,000 immediately after payment of the adjusted Shortfall Amount.

                          (g)        Any amount payable pursuant to Section 1.3(f) shall be paid within five (5) Business Days after the determination of the Final Purchase Price by wire transfer of immediately available funds to the account designated in writing by the recipient thereof. Payments pursuant to Section 1.3(f) shall be treated for all purposes as adjustments to the Purchase Price.

                          (h)        The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Acquired Company and its Subsidiaries in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by Seller in the preparation of the Statement of Assets and Liabilities, except that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

            1.4        Withholding Taxes. Purchaser, the Acquired Company and Seller shall be entitled to deduct and withhold from any payment hereunder any amount that Purchaser, the Acquired Company or Seller, as applicable, may be required to deduct and withhold under any Legal Requirement; provided, that Purchaser and Seller shall use reasonable efforts to mitigate any such deduction or withholding, including by requesting applicable withholding forms. All such withheld amounts that are paid over to the appropriate Governmental Entity shall be treated as delivered to the applicable payee hereunder to the extent paid over to the appropriate Governmental Entity.

            1.5        Further Action. If, at any time after the Closing, any further action is reasonably determined by Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full right, title and possession of and to the Shares and all rights and property of the Acquired Company, the Seller will undertake its reasonable best efforts to timely take such action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE ACQUIRED COMPANY

            Seller and the Acquired Company represent and warrant to Purchaser as of the date hereof, except (a) as set forth in the disclosure letter supplied by Seller to Purchaser, dated as of the date hereof (the “Acquired Company Disclosure Letter”), (b) as disclosed or reflected in any forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) that Seller or the Acquired Company filed with or furnished to the Securities Exchange Commission (the “SEC”) or that is publicly available on Seller’s SEDAR profile on or prior to the date of this Agreement (excluding any risk factor disclosures and any forward-looking statements or other statements that are cautionary or forward-looking in nature), and (c) with respect to the Merged Business and the SNAP Business, as follows:

            2.1        Organization; Standing and Power; Charter Documents; Subsidiaries.

                          (a)        Organization; Standing and Power. Each of the Acquired Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties, in each case as described in the Public Filings. Each of the Acquired Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

                          (b)        Charter Documents. Seller has delivered or made available to Purchaser a true and correct copy of the certificate of incorporation and bylaws, or memorandum and articles of association, as applicable, of the Acquired Company, each as amended to date (collectively, the “Acquired Company Charter Documents”), and each such instrument is in full force and effect. No Acquired Company is in violation of any of the provisions of the Acquired Company Charter Documents.

            2.2        Capital Structure. The authorized capital of the Acquired Company consists of 5,000 Shares, of which 1,000 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable provincial, state and federal securities law and any rights of third parties. All of the outstanding Shares are owned by Seller, beneficially and of record, subject to no lien, encumbrance or other adverse claim. All of the issued and outstanding shares of capital stock of each Subsidiary of the Acquired Company have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable provincial, state and federal securities law and any rights of third parties and are owned, directly or indirectly, by the Acquired Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Acquired Company. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Acquired Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Acquired Company and Seller relating to the securities of the Acquired Company held by Seller. No Person has the right to require the Acquired Company to register any securities of the Acquired Company under the 1933 Act (or Canadian Securities Laws or other applicable securities laws), whether on a demand basis or in connection with the registration of securities of the Acquired Company for its own account or for the account of any other Person. The Acquired Company does not have outstanding shareholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Acquired Company upon the occurrence of certain events.

            2.3        Authority. The Acquired Company has the corporate power and authority to enter into this Agreement and, other than the receipt of the Seller Shareholder Approval, has taken all requisite action on its part, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of this Agreement and (b) the authorization of the performance of all obligations of the Acquired Company hereunder. This Agreement constitutes the legal, valid and binding obligations of the Acquired Company, enforceable against the Acquired Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

            2.4        Non-Contravention.

                          (a)        Except as listed on Schedule 2.4 of the Acquired Company Disclosure Letter, the execution and delivery of this Agreement by the Acquired Company does not, and performance of this Agreement by the Acquired Company will not: (i) conflict with or violate the Acquired Company Charter Documents, (ii) conflict with or violate any material Legal Requirement applicable to the Acquired Company or by which the Acquired Company or its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Acquired Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Acquired Company. No consent under any Acquired Company Material Contract to which the Acquired Company is a party or by which it is bound is required to be obtained, and the Acquired Company is not and will not be required to give any notice to any Person, in either case, in connection with the execution, delivery or performance of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby.

                          (b)        No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Acquired Company in connection with the execution and delivery of this Agreement or the performance of the Share Purchase and other transactions contemplated hereby.

            2.5        Financial Statements; Public Filings.

                          (a)        Schedule 2.5(a) of the Acquired Company Disclosure Letter includes an unaudited balance sheet, statement of income and statement of cash flows as of December 31, 2016 and December 31, 2017 (the “Statement of Assets and Liabilities Date”) of the Acquired Company and its Subsidiaries (exclusive of the Merged Business, but inclusive of the SNAP Business) on a consolidated basis (collectively, the “Statement of Assets and Liabilities”). The Statement of Assets and Liabilities are based on the books and records of the Acquired Company and present fairly, in all material respects, the consolidated financial position of the Acquired Company and its Subsidiaries (exclusive of the Merged Business, but inclusive of the SNAP Business) as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed therein or in the notes thereto), subject to the absence of footnote disclosures and changes resulting from normal year-end adjustments.

                          (b)        Except as set forth in the Public Filings filed prior to the date hereof and except as set forth in the Statement of Assets and Liabilities, neither the Acquired Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent with past practices since the Statement of Assets and Liabilities Date, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

                          (c)        With respect to the Acquired Company only, at the time of filing thereof, (i) the SEC Filings complied as to form in all material respects with the applicable requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (ii) the CSA Filings complied as to form in all material respects with the applicable requirements under Canadian Securities Laws, and did not, as of the date filed, contain any Misrepresentations.

            2.6        Absence of Certain Changes or Events. Since the Statement of Assets and Liabilities Date until the date hereof, there has not been:

                          (a)        an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                          (b)        any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Shares;

                          (c)        any purchase, redemption or other acquisition by the Acquired Company of any Shares or any other securities of the Acquired Company or any options, warrants, calls or rights to acquire any such shares or other securities;

                          (d)        any split, combination or reclassification of any Shares;

                          (e)        any material change by the Business in its accounting methods, principles or practices;

                          (f)        any revaluation by the Acquired Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable, that is material to the Business in the aggregate, other than in the ordinary course of business;

                          (g)        any initiation or settlement of any litigation by the Acquired Company reasonably expected to result in the payment to or by the Acquired Company of more than $250,000;

                          (h)        any incurrence of Indebtedness by the Acquired Company in excess of $250,000, other than in the ordinary course of business;

                          (i)        any cancellation of any Indebtedness owed to the Acquired Company or waiver by the Acquired Company of any claims or rights of substantial value;

                          (j)        any sale, lease, transfer, or assignment of any of the Acquired Company’s assets that are material to the Business, other than sales of inventory and the grant of non-exclusive licenses, each in the ordinary course of business;

                          (k)        any transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property owned by the Acquired Company (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

                          (l)        any abandonment or lapse of or failure to maintain in full force and effect any Registered IP (except for any act or omission taken in connection with the exercise of the Acquired Company’s reasonable business judgment), or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property owned by the Acquired Company;

                          (m)        any capital expenditure by the Acquired Company in excess of $250,000; or

                          (n)        any adoption, material modification or termination of any collective bargaining or other agreement with a union, in each case whether written or oral.

            2.7        Tax Matters. The Acquired Company and each Subsidiary has prepared and filed (or filed applicable extensions therefore) all Tax Returns required to have been filed by the Acquired Company or such Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it, other than any such Taxes which the Acquired Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Statement of Assets and Liabilities. The charges, accruals and reserves on the books of the Acquired Company in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Acquired Company or any Subsidiary nor, to the Knowledge of Seller, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Acquired Company and its Subsidiaries, taken as a whole. All Taxes that the Acquired Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due, other than any such Taxes which the Acquired Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Statement of Assets and Liabilities.

There are no Tax liens or claims pending or, to the Knowledge of Seller, threatened in writing against the Acquired Company or any Subsidiary or any of their respective assets or property. There are no outstanding Tax sharing agreements or other such arrangements between the Acquired Company and any Subsidiary or other corporation or entity.

            2.8        Intellectual Property.

                          (a)        The Acquired Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the Business as currently conducted and as described in the Public Filings as being owned or licensed by them, except where the failure to own, license or have such rights would not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. (i) To the Knowledge of Seller, there are no third parties who have or will be able to establish ownership rights to any such Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Acquired Company as described in the Public Filings or where such rights would not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, (ii) there is no pending or, to the Knowledge of Seller, threat of any, action, suit, proceeding or claim by others (to which the Acquired Company or any of its Subsidiaries is a party) challenging the Acquired Company’s or any Subsidiary’s rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to the Acquired Company or any Subsidiary or claiming that the use of any Intellectual Property by the Acquired Company or any Subsidiary in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the Intellectual Property of any third party, and (iii) to the Knowledge of Seller, the use by the Acquired Company or any Subsidiary of any Intellectual Property by the Acquired Company or any Subsidiary in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the intellectual property rights of any third party.

                          (b)        The Acquired Company and its Subsidiaries have taken all reasonable steps to maintain the secrecy of their material Confidential Information included in the Intellectual Property owned by the Acquired Company or its Subsidiaries, except as has not had, and would not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate.

                          (c)        Schedule 2.8(c) of the Acquired Company Disclosure Letter lists all issued patents, patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications owned by or filed in the name of the Acquired Company or its Subsidiaries, excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused (without right of appeal) (“Registered IP”) and (ii) identifies all third parties that have any ownership interest in the Registered IP, including without limitation joint owners and/or co-applicants.

                          (d)        The Acquired Company and its Subsidiaries have a policy requiring employees, consultants and contractors who have materially contributed to the development or creation of any material Intellectual Property intended to be owned by the Acquired Company or its Subsidiaries to execute a confidentiality and assignment agreement which (i) assigns to the Acquired Company or one of its Subsidiaries all right, title and interest in such Intellectual Property and (ii) provides reasonable protection for Confidential Information of the Acquired Company and its Subsidiaries.

                          (e)        To the Knowledge of Seller, immediately following the Asset Transfer, the assets of the Acquired Company or its Subsidiaries do not contain any software that is intended to: (i) disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the business of the Acquired Company and its Subsidiaries; (ii) disable the assets or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices); or (iii) permit the Seller or any third party to track, monitor, or otherwise report the operation of the business of the Acquired Company and its Subsidiaries on or after the Closing.

                          (f)        The Acquired Company and its Subsidiaries are in compliance with the applicable licenses for Open Source Materials used by the Acquired Company or its Subsidiaries in their respective businesses, except as has not had, and would not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate. “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

            2.9        Sufficiency of Assets. Subject to the consummation of the Asset Transfer, the assets of the Acquired Company and the Subsidiaries constitute all of the assets and rights necessary to allow the Acquired Company and the Subsidiaries to operate the Business in the manner in which it is currently being conducted, in all material respects.

            2.10      Compliance; Permits.

                          (a)        Compliance. The Acquired Company is not in conflict with, or in default or in violation of, any Legal Requirement applicable to such entity or by which such entity or its businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, individually or in the aggregate. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Seller, has been threatened in writing against the Acquired Company. There is no judgment, injunction, Order or decree binding upon the Acquired Company.

                          (b)        Permits. The Acquired Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate Governmental Entities necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Acquired Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Acquired Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

            2.11      Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Seller, threatened in writing against the Acquired Company or otherwise related to the Business.

            2.12      Brokers’ and Finders’ Fees. Except for any fees or commissions payable by Seller, the Acquired Company has not incurred, nor will the Acquired Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.13      Employee Benefit Plans.

                          (a)        Employee Benefit Plans. As used in this Agreement, “Company Benefit Plan” means (i) “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) each other material plan, program, policy, agreement or other arrangement involving direct or indirect compensation, employment, severance, retention, change in control, consulting, health benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, equity based grants, other forms of incentive compensation, post-retirement insurance benefits (including retiree medical and retiree life), or other benefits, whether or not reduced to writing, whether funded or unfunded, in each case which is or has been entered into, sponsored, maintained or contributed to by the Acquired Company or with respect to which the Acquired Company has or may in the future have any liability (contingent or otherwise) with respect to any current or former Employee. Schedule 2.13(a) of the Acquired Company Disclosure Letter sets forth each Company Benefit Plan. Seller has made available to Purchaser accurate, current and complete copies of each Company Benefit Plan.

                          (b)        Legal Compliance. (i) Each Company Benefit Plan has been maintained and administered in accordance with its terms and with the requirements prescribed by applicable Legal Requirements, including ERISA and the Code, in each case in all material respects; (ii) no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of Seller, threatened against or with respect to any Company Benefit Plan; and (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to any Company Benefit Plan. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established); or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

                          (c)        Retiree Health Benefits. No Company Benefit Plan provides, or reflects or represents any liability to provide, health benefits to any Employee, or any spouse or dependent of any Employee, beyond the Employee’s termination of employment with the Acquired Company other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or (ii) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 2.13(a) of the Acquired Company Disclosure Letter.

                          (d)        Defined Benefit, Multiple Employer and Multiemployer Plans. At no time in the past six (6) years has the Acquired Company or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code with the Acquired Company (each an “ERISA Affiliate”) maintained or contributed to, or has any liability that has not been satisfied in full with respect to, any (i) multiemployer plan (as defined in Section 3(37) of ERISA), (ii) “multiple employer plan” as defined in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

                          (e)        Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) constitute an event under any Company Benefit Plan that will result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no Contract or arrangement with an Employee to which the Acquired Company is a party as of the date of this Agreement, that would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or requires a “gross up” or other payment under Sections 280G, 4999 or 409A of the Code.

            2.14      Labor and Employment Matters. The Acquired Company is not and has been a party to any collective bargaining agreement or union Contract with respect to Employees and no collective bargaining agreement is being negotiated by the Acquired Company. There is not, and has never been any union or similar labor organization representing or purporting to represent any Employee in connection with their employment with the Acquired Company, and no union or similar labor organization or group of Employees is seeking or has sought to organize Employees for the purpose of collective bargaining. There is no and there never has been any labor dispute, strike, work stoppage, slowdown, concerted refusal to work overtime or unfair labor practice claims against the Acquired Company pending, or threatened in writing. The Acquired Company is in material compliance with all Legal Requirements respecting employment and employment practices including but not limited to hiring, promotion, termination, immigration, employee classification (employee/independent contractor and exempt/nonexempt), harassment, retaliation, discrimination, workers’ compensation, terms and conditions of employment, employee safety and wages and hours. There are no material claims, actions, causes of action, demands, lawsuits, inquiries, audits or litigation against the Acquired Company pending, or to the Knowledge of Seller, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under any applicable Legal Requirement.

            2.15      Title to Properties. The Acquired Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets (excluding Intellectual Property assets which are the subject of Section 2.8 hereof) owned by it, in each case free from Liens that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and the Acquired Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

            2.16      Environmental Matters. To the Knowledge of Seller, neither the Acquired Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Knowledge of Seller, threatened investigation that might lead to such a claim.

            2.17      Material Contracts. Schedule 2.17 of the Acquired Company Disclosure Schedule sets forth each Acquired Company Material Contract. Each Acquired Company Material Contract is (a) a valid and binding obligation of the Acquired Company and, to the Knowledge of Seller, the other party thereto and (b) in full force and effect and enforceable by the Acquired Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except (x) if the failure to be in full force and effect, individually or in the aggregate, would not be material to the conduct of the Business or financial position of the Acquired Company or (y) as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies. The Acquired Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach or default under the provisions of, any Acquired Company Material Contract; nor has the Acquired Company received written notice alleging any such violation, failure, breach or default. Complete and correct copies of each Acquired Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Acquired Company Material Contract.

            2.18      Interested Party Transactions. Except as set forth in Schedule 2.18 of the Acquired Company Disclosure Schedule, none of the officers or directors of the Acquired Company and, to the Knowledge of Seller, none of the employees of the Acquired Company is presently a party to any transaction with the Acquired Company or any Subsidiary (other than as holders of stock options, restricted stock units, and/or warrants, and for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Seller, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

            2.19      Insurance. The Acquired Company and each Subsidiary maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Acquired Company and each Subsidiary.

            2.20      No Other Representations or Warranties; Disclosure. Except for the representations and warranties of Seller and the Acquired Company expressly set forth in this Agreement, neither Seller, the Acquired Company nor any other Person makes any other express or implied representation or warranty on behalf of the Acquired Company, or otherwise, in each case in respect of the Acquired Company or the Business, any of their respective assets and liabilities or otherwise. EXCEPT AS SET FORTH IN THIS ARTICLE II and ARTICLE III, NEITHER SELLER NOR THE ACQUIRED COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED OR ANY REPRESENTATION OR WARRANTY THAT WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF THE ACQUIRED COMPANY SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, THE ACQUIRED COMPANY MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY WITH RESPECT TO ANY OF THE ASSETS OF THE ACQUIRED COMPANY, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof as follows:

            3.1        Organization; Standing and Power. Seller (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its formation, (b) has the requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not prevent or delay the Closing or prevent or delay or materially impair the ability of Seller or the Acquired Company to satisfy the conditions to the obligations of Purchaser hereunder or to timely consummate the Share Purchase (a “Seller Material Adverse Effect”).

            3.2        Authority and Due Execution.

                          (a)        Authority. Seller has all requisite power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. Other than the receipt of the Seller Shareholder Approval. the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and its board of directors (the “Seller Board”), and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby. The affirmative vote of (i) sixty-six and two-thirds percent (662/3)% of the votes cast on the Transaction Resolution by the Seller Shareholders present in person or by proxy at the Special Meeting in connection with the consummation of the Share Purchase, and (ii) a majority of the votes cast on the Transaction Resolution by all Minority Shareholders present in person or by proxy at the Special Meeting is the only vote of Seller Shareholders necessary in connection with the Contemplated Transactions and is referred to herein as the “Seller Shareholder Approval” .

                          (b)        Due Execution. This Agreement has been duly executed and delivered by Seller, and, assuming due execution and delivery by Purchaser, constitutes or will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies.

                          (c)        Fairness Opinion. The Special Committee has received the Fairness Opinion (a true and complete copy of which has been (or will be) made available to Purchaser) and the Fairness Opinion has not been withdrawn or modified.

                          (d)        Special Committee Resolutions. The Special Committee, after consulting with its legal and financial advisors, has unanimously recommended that the Seller Board approve the Share Purchase and that the Seller Shareholders vote in favor of the Transaction Resolution.

                          (e)        Board Recommendation. At a meeting duly called and held, the Seller Board, upon the unanimous recommendation of the Special Committee and after consulting with its legal and financial advisors, has unanimously (with directors not entitled to vote abstaining from voting and recused) (i) determined that the Share Purchase is fair to and in the best interests of Seller and Seller Shareholders, and adopted and declared advisable the Share Purchase and recommended that the Seller Shareholders vote in favor of the Transaction Resolution (collectively, the “Seller Board Recommendation”), and (ii) authorized the entering into of this Agreement and the performance by Seller of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

            3.3        Non-Contravention and Consents.

                          (a)        Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the Share Purchase and the performance of this Agreement will not: (i) conflict with or violate any of Seller’s formation documents, or any resolution adopted by its shareholders, the Seller Board or any committee of the Seller Board; (ii) conflict with or violate any applicable Legal Requirement to which Seller is subject; or (iii) result in the creation of a Lien on any Shares pursuant to any Contract to which Seller is a party or by which it is bound.

                          (b)        Contractual Consents. No consent under any Contract to which Seller is a party or by which it is bound is required to be obtained, except where the failure to obtain such consent would not reasonably be expected to be material to the Acquired Company and its Subsidiaries, taken as a whole, and Seller is not or will not be required to give any notice to any Person, in either case, in connection with the execution, delivery or performance of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby, except where the failure to provide such notice would not reasonably be expected to be material to the Acquired Company and its Subsidiaries, taken as a whole.

                          (c)        Governmental Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity or listing exchange is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby.

            3.4        Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller, before any Governmental Entity that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would, either singularly or in the aggregate with all such claims, actions or proceedings, have a Seller Material Adverse Effect.

            3.5        Title and Ownership. Seller is the sole record and beneficial owner of all of the Shares. Seller has good, valid and marketable title to such Shares, free and clear of all Liens. No other person has any right, title or interest in or to any of the Shares. Seller is not a party to any option, warrant, purchase right or other Contract that would reasonably be expected to require Seller to sell, transfer or otherwise dispose of any Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares. Except for the Shares, Seller does not own any securities of the Acquired Company or any right to acquire any securities of the Acquired Company.

            3.6        Proxy Statement. The proxy statement and management information circular, or any amendment or supplement thereto, to be sent to Seller Shareholders in connection with the Share Purchase and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall provides the Seller Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Special Meeting and shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC and on SEDAR or is first mailed to the Seller Shareholders or at the time of the Special Meeting, in any such case, contain any Misrepresentation or untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller will cause the Proxy Statement to comply in all materials respects with the requirements of the 1934 Act and Canadian Securities Laws applicable thereto as of the date of such filing. The representations and warranties contained in this Section 3.6 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Purchaser or any of its representatives specifically for use or incorporation by reference therein.

            3.7        No Other Representations or Warranties; Disclosure. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, or otherwise, in each case in respect of Seller, any of their respective assets and liabilities or otherwise. EXCEPT AS SET FORTH IN ARTICLE II AND THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED OR ANY REPRESENTATION OR WARRANTY THAT WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

                     Purchaser represents and warrants to Seller and the Acquired Company as of the date hereof, as follows:

            4.1        Organization; Standing and Power. Purchaser (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its formation, (b) has the requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not prevent or delay the Closing or prevent or delay or materially impair the ability of Purchaser to satisfy the conditions to the obligations of Seller hereunder or to timely consummate the Share Purchase, including making the cash payment (a “Purchaser Material Adverse Effect”).

            4.2        Authority. Purchaser has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Purchaser and no other company proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Share Purchase and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

            4.3        Non-Contravention.

                          (a)        The execution and delivery of this Agreement by Purchaser does not, and performance of this Agreement by Purchaser (including all the transactions set forth herein) will not: (i) conflict with or violate the Purchaser’s charter documents, as amended to date; (ii) conflict with or violate any material Legal Requirement applicable to Purchaser or by which Purchaser or any of its properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Purchaser pursuant to, any Contract to which Purchaser is a party the termination or breach of which would have a Purchaser Material Adverse Effect.

                          (b)        No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity or listing exchange is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby.

            4.4        Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser, before any Governmental Entity that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would, either singularly or in the aggregate with all such claims, actions or proceedings, have a Purchaser Material Adverse Effect.

            4.5        Solvency. Purchaser is, and at the Closing will be, able to (a) pay its debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) carry on its businesses with adequate capital. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Company.

            4.6        Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Acquired Company and Seller set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Acquired Company and the Shares (including Purchaser’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Acquired Company). Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable in both the industry and the business of the Acquired Company and is capable of evaluating the matters set forth above. For the avoidance of doubt, Purchaser acknowledges and agrees that neither Seller nor its shareholders shall have any liability under this Agreement with respect to any information concerning the Acquired Company not expressly represented and warranted to in this Agreement, including, but only to the extent not also expressly represented and warranted to in this Agreement, (a) any information communicated by or made available through the data room process, or (b) any financial projection or forecast relating to the Acquired Company; provided, that the foregoing acknowledgement and agreement contained in this Section 4.6 shall not limit, in any way, the representations and warranties made by the Acquired Company hereunder. Purchaser agrees with the terms and provisions of Section 2.20.

            4.7        Proxy Statement. The information supplied by Purchaser for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC or on SEDAR or is first mailed to the Seller Shareholders or at the time of the Special Meeting, in any such case, contain any Misrepresentation or untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING

            5.1        Conduct of Business by the Acquired Company.

                          (a)        Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Acquired Company shall (and Seller shall cause the Acquired Company to), except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing (which consent may include electronic transmission, and which shall not be unreasonably withheld, conditioned or delayed), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements, (ii) pay its Taxes when due, and (iii) use commercially reasonable efforts to preserve intact the present business organization of the Acquired Company.

                          (b)        Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, in connection with the Capital Raise or as provided in Schedule 5.1(b) of the Acquired Company Disclosure Letter, without the prior written consent of Purchaser (which consent may include electronic transmission, and which shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Acquired Company shall not (and Seller shall cause the Acquired Company and its Subsidiaries to not) do any of the following (whether directly or through any Subsidiary) after the date of this Agreement until the Closing:

                                          (i)        amend any Acquired Company Charter Documents;

                                           (ii)        adopt a plan of complete or partial liquidation or dissolution;

                                          (iii)        declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of its capital stock or share capital, as applicable, or split, combine or reclassify its capital stock or share capital, as applicable, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or share capital, as applicable, except for dividends or distributions of cash or cash equivalents to Seller;

                                           (iv)        purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or share capital, as applicable;

                                           (v)        issue, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or share capital, as applicable, or any securities convertible into shares of its capital stock or share capital, as applicable, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or share capital, as applicable, or any securities convertible into shares of its capital stock or share capital, as applicable, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

                                          (vi)        acquire or agree to acquire, by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the Business;

                                          (vii)        sell, lease, exclusively license, encumber or otherwise dispose of any properties or assets material to the Business, except for licenses of products or services of the Acquired Company in the ordinary course of business;

                                          (viii)        make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business in accordance with written policies of the Acquired Company, which policies have been disclosed to Purchaser prior to execution and delivery of this Agreement;

                                          (ix)        except as required by GAAP, make any material change in its methods or principles of accounting;

                                          (x)        except as required by this Agreement, Legal Requirements or Contracts currently binding on the Acquired Company and disclosed to Purchaser prior to the date of this Agreement, hire or engage any Person

                                          (xi)        incur any Indebtedness, or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Company; or

                                          (xii)        take any action that would cause any of the changes, events or conditions described in Section 2.6 (Absence of Certain Changes or Events) to occur.

ARTICLE VI
ADDITIONAL AGREEMENTS

            6.1        Financing.

                          (a)        Prior to Closing, Seller shall cause the Acquired Company and its Subsidiaries to provide, and shall use its commercially reasonable best efforts to cause their respective Affiliates, officers, directors, employees, stockholders, agents and representatives to provide, all cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, the Acquired Company or any of their respective subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using commercially reasonable best efforts to facilitate the pledging of collateral, (iii) provide reasonable assistance with the preparation by Purchaser of customary materials for bank information memoranda and similar customary marketing documents required to be delivered in connection with arranging the Financing, and (iv) furnishing Purchaser and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Acquired Company and its Subsidiaries as may be reasonably requested by Purchaser, including using commercially reasonable efforts to, to the extent requested by Purchaser, at least two (2) Business Days prior to the Closing, provide customary and reasonably required "know-your customer" information. The foregoing notwithstanding, (x) no person who is a director of the Acquired Company or any its Subsidiaries at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action with respect to the foregoing and neither the Acquired Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by any Pre-Closing Director, (y) no obligation of the Acquired Company or any of its Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives undertaken pursuant to the foregoing shall be effective until after the Closing, and (z) none of the Acquired Company or any of its Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Purchaser in connection with the Financing prior to the Closing. Purchaser shall, promptly upon request by Seller, reimburse Seller, the Acquired Company, their respective subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives for all reasonable and documented out-of-pocket costs incurred thereby in connection with such cooperation and shall indemnify and hold harmless Seller, the Acquired Company, their respective subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except in cases of fraud, gross negligence or willful misconduct by Seller. All nonpublic or otherwise confidential information regarding Seller, the Acquired Company, their respective subsidiaries and their respective Affiliates obtained by Purchaser or its Affiliates, officers, directors, employees, stockholders, agents and representatives pursuant to this Section 6.1(a) shall be kept confidential.

                          (b)        Purchaser shall use its, and shall cause its Affiliates to use their, best efforts to arrange the Financing as promptly as practicable (but no later than the earlier the Closing Date), including using best efforts to (i) negotiate and finalize definitive agreements with respect thereto (the “Financing Documents”), (ii) satisfy on a timely basis all conditions applicable to Purchaser (or its Affiliates) in such Financing Documents, (iii) comply with its and their obligations under any Financing Documents and consummate the Financing no later than the Closing Date, and (iv) enforce its and their rights under the Financing Documents. In the event that all conditions to the Financing Documents have been satisfied in Purchaser’s good faith judgment, Purchaser shall use its best efforts to cause the lenders and the other persons providing such Financing to fund the Financing required to consummate the Share Purchase upon the terms set forth herein on or prior to the Closing Date (including by taking enforcement action to cause such lenders and other persons providing such Financing to fund such Financing). Without limiting the generality of the foregoing, Purchaser shall give Seller prompt written notice (x) of any breach or default by any party to the Financing Documents or, after the occurrence of the Contingency Termination Event, the Commitments of which Purchaser becomes aware and (y) of the receipt by Purchaser of any notice or other communication from any Financing source with respect to any (I) breach, default, termination or repudiation by any party to the Financing Documents of any provisions of the Financing Documents or, after the occurrence of the Contingency Termination Event, to the Commitments of any provision of the Commitments or (II) material dispute or disagreement between the parties to the Financing Documents or, after the occurrence of the Contingency Termination Event, the Commitments. As soon as reasonably practicable, but in any event within two (2) days of the date Seller delivers Purchaser a written request (which shall include a request by electronic mail), Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence and any information relating to Purchaser’s negotiation, execution and performance of the Financing Documents and the status of the Financing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents or, after the occurrence of the Contingency Termination Event, the Commitments, Purchaser shall promptly notify Seller and shall use its best efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Purchaser to consummate the Share Purchase upon the terms set forth herein as promptly as practicable following the occurrence of such event, but no later than the Closing Date. Purchaser shall deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Financing. Purchaser shall refrain (and shall use its best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Documents or in any definitive agreement related to the Financing, or, after the occurrence of the Contingency Termination Event, the Commitments. Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Documents or the definitive agreements relating to the Financing, or, after the occurrence of the Contingency Termination Event, the Commitments, without first obtaining Seller’s prior written consent. Purchaser shall keep Seller reasonably apprised of material developments relating to the Financing..

            6.2        Confidentiality; Access to Information.

                          (a)        Confidentiality.

                                        (i)        Purchaser shall, and shall cause its Affiliates and representatives to, keep confidential and not use (except in connection with the transactions contemplated by this Agreement) any information of or regarding the Acquired Company or any of its Subsidiaries made available to Purchaser, its Affiliates or its representatives until the earlier of (x) the Closing and (y) the date that is two (2) years after the date hereof; provided, that such confidential information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this section by Purchaser, its Affiliates or its representatives; and provided further that such confidential information may be disclosed (A) to Purchaser’s employees, prospective investors, agents and advisors in connection with the transactions contemplated hereby and the Financing who shall be informed of the confidential and non-use nature of the information and that such information is subject to this confidentiality and non-use restriction (and whose breaches of this Section 6.2(a)(i) Purchaser shall be fully responsible for); (B) to any person with the prior written consent of Seller; or (C) if Purchaser is required to disclose such information pursuant to applicable Legal Requirement, in which case reasonable prior notice will be provided to Seller by Purchaser in advance of such disclosure, if permitted.

                                        (ii)        Purchaser shall, and shall cause its Affiliates and representatives to, keep confidential and not use (except in connection with the transactions contemplated by this Agreement) any information of or regarding Seller or any of its subsidiaries (other than, from and after the Closing, the Acquired Company and its Subsidiaries) made available to Purchaser, its Affiliates or its representatives until the date that is two (2) years after the date hereof; provided, that such confidential information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this section by Purchaser, its Affiliates or its representatives; and provided further that such confidential information may be disclosed (A) to Purchaser’s employees, prospective investors, agents and advisors in connection with the transactions contemplated hereby and the Financing who shall be informed of the confidential and non-use nature of the information and that such information is subject to this confidentiality and non-use restriction (and whose breaches of this Section 6.2(a)(ii) Purchaser shall be fully responsible for); (B) to any person with the prior written consent of Seller; or (C) if Purchaser is required to disclose such information pursuant to applicable Legal Requirement, in which case reasonable prior notice will be provided to Seller by Purchaser in advance of such disclosure, if permitted.

                                        (iii)        Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not use (except in connection with the transactions contemplated by this Agreement) any information of or regarding Purchaser or any of its subsidiaries (including, from and after the Closing, Acquired Company and its Subsidiaries) made available to Seller, its Affiliates or its representatives until the date that is two (2) years after the date hereof; provided, that such confidential information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this section by Seller, its Affiliates or its representatives; and provided further that such confidential information may be disclosed (A) to Seller’s employees, agents and advisors in connection with the transactions contemplated hereby who shall be informed of the confidential and non-use nature of the information and that such information is subject to this confidentiality and non-use restriction (and whose breaches of this Section 6.2(a)(iii) Seller shall be fully responsible for); (B) to any person with the prior written consent of Purchaser; or (C) if Seller is required to disclose such information pursuant to applicable Legal Requirement, in which case reasonable prior notice will be provided to Purchaser by Seller in advance of such disclosure, if permitted.

                          (b)        Access to Information. Seller and the Acquired Company will afford Purchaser and Purchaser’s accountants, counsel and other representatives reasonable access during normal business hours and with reasonable notice to its properties, books, records, Contracts, documents and personnel during the period prior to the Closing; provided, however, that Seller or the Acquired Company may restrict the foregoing access to the extent that (i) any Legal Requirement of any Governmental Entity applicable to such party requires Seller or the Acquired Company to restrict or prohibit access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which Seller or the Acquired Company is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed in general to Purchaser, so long as such disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. In addition, any information obtained from Seller or the Acquired Company pursuant to the access contemplated by this Section 6.2(b) shall be subject to Section 6.1(a) .

            6.3        Public Disclosure. Without limiting any other provision of this Agreement, Purchaser and Seller will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Share Purchase, and will not issue any such press release or make any such public statement prior to such consultation and agreement.

            6.4        Regulatory Filings; Reasonable Efforts.

                          (a)        Regulatory Filings. Each of Purchaser, Seller and the Acquired Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements in connection with the Contemplated Transactions. Each of Purchaser, Seller and the Acquired Company will cause all documents, if any, that it is responsible for filing with any Governmental Entity under this Section 6.4(a) to comply in all material respects with all applicable Legal Requirements. Purchaser shall pay all filing fees and similar fees and expenses associated with any filing contemplated by this Section 6.4(a) that is required to be filed by Purchaser with any Governmental Entity.

                          (b)        Exchange of Information. Purchaser, Seller and the Acquired Company shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 6.4(a). Except where prohibited by applicable Legal Requirements, and subject to Section 6.2 and any joint defense agreement entered into between the parties or their counsel, each of Purchaser, Seller and the Acquired Company shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, Purchaser, Seller and the Acquired Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that (i) any Legal Requirement of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which a party is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed in general to the other parties, so long as such disclosure of such obligation, commitment or provision would not itself be a breach of an obligation or commitment to a third party.

                          (c)        Notification. Purchaser, Seller and the Acquired Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Purchaser, Seller and the Acquired Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                          (d)        Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Share Purchase) (it being understood that failure to obtain any one or more such consents, in and of itself, shall not constitute a failure by the Acquired Company to comply with its covenants in this Section 6.4(d)(iii) nor, except as otherwise set forth in Article VII, the failure of a condition to Closing hereunder); (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Seller shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Share Purchase, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Share Purchase and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Share Purchase, this Agreement and the transactions contemplated hereby.

            6.5        No Control of Other Party’s Business. Subject to Section 5.1, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s, the Acquired Company’s or their respective subsidiaries’ operations prior to the Closing. Prior to the Closing, Seller and the Acquired Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and their respective subsidiaries’ operations.

            6.6        Transaction Litigation. Seller shall control the defense of any litigation brought by any Seller Shareholders against Seller and/or its directors relating to the transactions contemplated by this Agreement, including the Share Purchase.

            6.7        No Impeding Actions. Purchaser agrees that, from the date hereof to the Closing, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Share Purchase and the other transactions contemplated under this Agreement becoming incapable of being satisfied or (b) take any action or fail to take any action which would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Purchaser to consummate the Share Purchase or the other transactions contemplated under this Agreement.

            6.8        FIRPTA Compliance. On the Closing Date, Seller shall deliver to Purchaser FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897 -2(h)(2), in substantially the form attached hereto as Exhibit A, dated as of the Closing Date and executed by the Acquired Company, together with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Acquired Company after the Closing and (b) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit B, dated as of the Closing Date and executed by the Acquired Company.

            6.9        Special Meeting; Proxy Statement.

                          (a)        Seller shall cause the Special Meeting to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Share Purchase and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, Seller may adjourn or postpone the Special Meeting (i) after consultation with Purchaser, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Seller’s shareholders within a reasonable amount of time in advance of the Special Meeting, (ii) as otherwise required by applicable Legal Requirements or (iii) if as of the time for which the Special Meeting is scheduled as set forth in the Proxy Statement, there are insufficient common shares of Seller represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. The Seller Board shall (x) recommend approval and adoption of the Transaction Resolution in accordance with the Seller Board Recommendation and rejection of any resolution inconsistent therewith, (y) use its reasonable best efforts to obtain the Seller Shareholder Approval and (z) otherwise comply with all legal requirements applicable to such meeting.

                          (b)        As promptly as practicable following the date of this Agreement (and in any event Seller shall use its reasonable best efforts to cause such filing to occur no later than ten (10) Business Days after the date hereof), Seller shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that Seller shall provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Purchaser and its counsel. The Proxy Statement shall include the Seller Board Recommendation, a copy of the Fairness Opinion and a statement to the effect that each director and officer of Seller intends to vote such individual’s shares in favor of the Transaction Resolution. Seller shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing and to be mailed to the Seller Shareholders as promptly as practicable following clearance of the Proxy Statement by the SEC, and in any event within five (5) Business Days after such clearance. Purchaser shall furnish to Seller all information concerning Purchaser and its Affiliates as may be reasonably required by Seller in connection with the Proxy Statement. Each of Seller and Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or shall constitute a Misrepresentation, and Seller shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and on SEDAR and mailed to the Seller Shareholders, in each case as and to the extent required by applicable Legal Requirements. Seller shall (i) as promptly as practicable after receipt thereof, provide Purchaser and its counsel with copies of any written comments or any requests for amendments or supplements, and advise Purchaser and its counsel of any oral comments or requests, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff or any other applicable securities regulatory authority or its staff, (ii) provide Purchaser and its counsel a reasonable opportunity to review Purchaser’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by Purchaser and its counsel.

            6.10      Assistance. Purchaser and Seller agree to use reasonable efforts to cause their Affiliates, officers, employees, internal accountants and auditors to consult with each other in connection with the preparation of any financial statements of Seller required by applicable Legal Requirements. Purchaser shall use its reasonable efforts to, and shall use its reasonable efforts to cause its Affiliates and their respective officers, employees, internal accountants and its auditors to, support Seller as is reasonably necessary to enable Seller to prepare any financial statements that are required to be filed with the Securities Exchange Commission or pursuant to Canadian Securities Laws relating to periods ending on or prior to December 31, 2018 (collectively, the “Financials”) in compliance with Regulation S-X promulgated under the 1934 Act, applicable Canadian Securities Laws and GAAP. Purchaser shall use its reasonable efforts to cause its and its Affiliates’ internal accountants and its auditors to discuss with Seller’s internal accountants, its auditors and legal advisors, such information, records and financial statements in order to help to facilitate Seller’s preparation of the Financials. Purchaser hereby consents to the use and disclosure of all information contained, or to be contained, in the Financials and all other financial or other information regarding the Acquired Company in any report, registration statement or other filing required to be filed under the 1933 Act, the 1934 Act or applicable Canadian Securities Laws. The use or disclosure of such information for any other purpose shall be subject to Purchaser’s prior written consent, which consent shall not be unreasonably withheld by Purchaser. Purchaser also hereby agrees that it will provide and will not unreasonably withhold or delay the issuance of those representation letters as required under U.S. generally accepted auditing or other standards in connection with the issuance by Seller’s auditors of the Financials or as may be necessary in connection with the filing of any document with the SEC under the 1933 Act, the 1934 Act or applicable Canadian Securities Laws.

            6.11      Acquisition Proposals. From and after the occurrence of the Contingency Termination Event (if ever) and until the earlier of the termination of this Agreement in accordance with its terms and the Closing:

                          (a)        Subject to Sections 6.11(c), 6.11(d) and 6.11(f), (i) neither Seller nor any of its subsidiaries shall, nor shall Seller or any of its subsidiaries authorize or knowingly permit any of the directors of Seller, the senior executive officers of Seller, or any investment bankers, attorneys, accountants or other advisors retained by Seller or its subsidiaries (collectively, “Seller Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to Seller or any of its subsidiaries to, any Third Party with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) except as otherwise provided in this Section 6.11, the Seller Board shall not fail to make, and shall not withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Purchaser, the Seller Board Recommendation, or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, neither (1) the determination by the Seller Board in accordance with this Section 6.11 that an Acquisition Proposal constitutes a Superior Proposal nor (2) the delivery by Seller of the notice required by Section 6.11(f) shall, in and of itself, constitute an Adverse Recommendation Change.

                          (b)        Seller shall immediately upon the Contingency Termination Event cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, and, in connection with such cessation, Seller shall discontinue access to and disclosure of all information (including any confidential information), properties, facilities and books and records with respect to Seller and its subsidiaries.

                          (c)        Notwithstanding Section 6.11(a) and Section 6.11(b), if at any time after the Contingency Termination Event, but prior to the receipt of the Seller Shareholder Approval, Seller or any of the Seller Representatives has received an unsolicited written, bona fide Acquisition Proposal from any Third Party that did not result from a material breach of this Section 6.11 and that the Seller Board determines in good faith, would reasonably be expected to result in a Superior Proposal, then Seller, directly or indirectly through the Seller Representatives, may on the terms provided in this Section 6.11 (i) engage in negotiations or discussions with such Third Party and its representatives related to such written Acquisition Proposal and (ii) furnish to such Third Party or its representatives non-public information and access relating to Seller or any of its Subsidiaries pursuant to a confidentiality agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, Seller shall make available to Purchaser any material non-public information relating to Seller or its subsidiaries that is made available to such Third Party and that was not previously made available to Purchaser.

                          (d)        In addition, nothing contained herein shall prevent the Seller Board from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; or (ii) making any disclosure to the Seller Shareholders if the Seller Board determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements) provided, that in the case of the foregoing clauses (i) or (ii), any such action taken or statement made that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 6.11.

                          (e)        Seller shall (i) notify Purchaser orally and in writing promptly (but in no event later than forty-eight (48) hours) after receipt by Seller of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such inquiry, proposal or offer and (ii) keep Purchaser reasonably informed promptly (but in no event later than forty-eight (48) hours) after any material developments, discussions or negotiations regarding any such inquiry, proposal or offer and shall provide to Purchaser promptly (but in no event later than forty-eight (48) hours) after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to Seller or any of its subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

                          (f)        Notwithstanding anything contained in this Agreement to the contrary, at any time after the Contingency Termination Event, but prior to receipt of the Seller Shareholder Approval, if the Seller Board determines in good faith, in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a material breach of this Section 6.11, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, then the Seller Board may make an Adverse Recommendation Change or cause Seller to terminate this Agreement pursuant to Section 8.1(g) (provided, that, substantially concurrently with such termination Seller enters into a definitive agreement with respect to such Superior Proposal (a “Seller Acquisition Agreement”)); provided, that, prior to taking any such action Seller has complied in all material respects with this Section 6.11(f). Further, the Seller Board shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 8.1(g)) pursuant to this Section 6.11(f) in response to an Acquisition Proposal, unless (x) Seller promptly notifies Purchaser in writing, at least five (5) Business Days before taking such action, of the determination of the Seller Board that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal (it being understood that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the initial three (3) Business Day period shall be extended for an additional two (2) Business Days after notification of such material revision or material amendment in accordance with Section 6.11(e) and this Section 6.11(f) to Purchaser) and (y) the Seller Board (A) shall have considered in good faith and discussed with Purchaser (if Purchaser desires to discuss) any adjustments or modifications to this Agreement proposed by Purchaser and (B) shall have determined in good faith, at the end of the period set forth in clause (x), that such Acquisition Proposal would continue to constitute a Superior Proposal if any adjustments or modifications to the terms of this Agreement proposed in writing by Purchaser were to be given effect.

            6.12      Financial Statements. Reasonably promptly after the date hereof, Seller shall prepare and deliver to Purchaser an unaudited balance sheet, statement of income and statement of cash flows as of December 31, 2017 of the Acquired Company and its Subsidiaries (exclusive of the Merged Business and the SNAP Business) on a consolidated basis, which present fairly, in all material respects, the consolidated financial position of the Acquired Company and its Subsidiaries (exclusive of the Merged Business and the SNAP Business) as of the dates shown and its consolidated results of operations and cash flows for the periods shown; provided, however, that Seller makes no representations or warranties regarding such financial statements being in compliance with GAAP.

            6.13      Intercompany Transactions. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller, the Acquired Company and their respective subsidiaries shall be permitted to terminate, modify, forgive, satisfy or take such other action that is deemed necessary or appropriate in connection with the Share Purchase with respect to any Contract, liability, Indebtedness or other obligations by and between Seller or any of its subsidiaries, on the one hand, and the Acquired Company or any of its Subsidiaries, on the other hand.

ARTICLE VII
CONDITIONS TO THE CONTEMPLATED TRANSACTIONS

            7.1        Conditions to the Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each party to this Agreement to consummate and effect the Contemplated Transactions, including the Share Purchase, shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)        No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order which (i) is in effect and (ii) has the effect of making any of the Contemplated Transactions illegal.

                          (b)        Asset Transfer. The Asset Transfer shall have been consummated.

                          (c)        Shareholder Approval. The Seller Shareholder Approval shall have been obtained in accordance with applicable Legal Requirements.

            7.2        Additional Conditions to the Obligations of Seller. The obligation of Seller to consummate and effect the Contemplated Transactions, including the Share Purchase, shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller, acting in its sole discretion:

                          (a)        Representations and Warranties. (i) The representations and warranties of Purchaser (other than Section 4.1, Section 4.2 and Section 4.5) set forth herein that are qualified by a “Purchaser Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Purchaser (other than Section 4.1, Section 4.2 and Section 4.5) set forth herein that are not qualified by a “Purchaser Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) except where the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect, and (iii) the representations and warranties of Purchaser set forth in Section 4.1, Section 4.2 and Section 4.5 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

                          (b)        Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                          (c)        Government Litigation. There shall be no claim, suit, action or proceeding pending against Purchaser, Seller or the Acquired Company by any Governmental Entity seeking the result set forth in Section 7.1(a).

            7.3        Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Contemplated Transactions, including the Share Purchase, shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser, acting in its sole discretion:

                          (a)        Representations and Warranties. (i) The representations and warranties of Seller and the Acquired Company (other than Section 2.1(a) (first sentence), Section 2.2, Section 2.3, Section 3.1, Section 3.2 and Section 3.5) set forth herein that are qualified by a “Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Seller and the Acquired Company (other than Section 2.1(a) (first sentence), Section 2.2, Section 2.3, Section 3.1, Section 3.2 and Section 3.5) set forth herein that are not qualified by a “Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), disregarding for these purposes any references to “material” or similar materiality qualifiers therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect on the Acquired Company, (iii) the representations and warranties of Seller and the Acquired Company set forth in Section 2.1(a) (first sentence), Section 2.3, Section 3.1 and Section 3.2 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) and (iv) the representations and warranties of Seller and the Acquired Company set forth in Section 2.2 and Section 3.5 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) except for inaccuracies that individually or in the aggregate are de minimis.

                          (b)        Agreements and Covenants. Seller and the Acquired Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of the Acquired Company by an authorized officer of Seller.

                          (c)        Government Litigation. There shall be no claim, suit, action or proceeding pending against Purchaser, Seller or the Acquired Company by any Governmental Entity seeking the result set forth in Section 7.1(a).

                          (d)        No Material Adverse Effect. There shall have been no Material Adverse Effect that has occurred since the date hereof.

                          (e)        Share Certificates. At the Closing, Seller shall deliver to Purchaser certificates representing all of the Shares (if and to the extent certificated), accompanied by share transfer instruments duly executed.

                          (f)        Financing. The Financing shall have been consummated.

            7.4        Frustration of Closing Conditions. Neither Purchaser, on the one hand, nor the Seller and the Acquired Company, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of Purchaser or its Affiliates, on the one hand, or Seller, the Acquired Company or their respective Affiliates, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Share Purchase and the other transactions contemplated by this Agreement, as required by and subject to Section 6.4.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

            8.1        Termination. This Agreement may be terminated at any time prior to the Closing:

                          (a) by mutual written consent of Purchaser and Seller;

                          (b)        by either Seller or Purchaser, if the Share Purchase shall not have been consummated by the date that is one hundred eighty days (180) days from the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                          (c)        by either Seller or Purchaser, if a Governmental Entity shall have issued an Order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase, which Order, decree, ruling or other action is final and nonappealable;

                          (d)        by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, if such inaccuracy in Purchaser’s representations and warranties or breach by Purchaser is curable by Purchaser prior to the End Date through the exercise of reasonable efforts, then Seller may not terminate this Agreement under this Section 8.1(d) prior to thirty (30) days following the receipt of written notice from Seller to Purchaser of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured so that such conditions would then be satisfied);

                          (e)        by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Acquired Company or Seller set forth in this Agreement, or if any representation or warranty of the Acquired Company or Seller shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, if such inaccuracy in the Acquired Company’s or Seller’s representations and warranties or breach by the Acquired Company or Seller is curable by the Acquired Company or Seller prior to the End Date through the exercise of reasonable efforts, then Purchaser may not terminate this Agreement under this Section 8.1(e) prior to thirty (30) days following the receipt of written notice from Purchaser to Seller of such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Acquired Company or Seller is cured so that such conditions would then be satisfied);

                          (f)        prior to the Contingency Termination Event, by Seller for any reason or for no reason.

                          (g)        after the occurrence of the Contingency Termination Event, by Seller if prior to receipt of the Seller Shareholder Approval and substantially concurrently with such termination, Seller enters into a Seller Acquisition Agreement in accordance with Section 6.11(f);

                          (h) after the occurrence of the Contingency Termination Event, by Purchaser if the Seller Board has effected an Adverse Recommendation Change; or

                          (i) after the occurrence of the Contingency Termination Event, by Seller if (i) the conditions set forth in Section 7.3 (other than the conditions that by their terms are to be satisfied or waived at the Closing) have been satisfied or waived, (ii) Seller has confirmed by written notice to Purchaser that all conditions set forth in Section 7.2 (other than the conditions that by their terms are to be satisfied or waived at the Closing) have been satisfied or that it is willing to waive any such unsatisfied conditions in Section 7.2 and (iii) the Share Purchase and the other transactions contemplated by this Agreement shall not have been consummated upon the terms set forth herein within two (2) Business Days after the delivery of such notice.

            8.2        Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto or upon the receipt of both consents in the event of a termination pursuant to Section 8.1(a); provided, that with respect to any termination of this Agreement under Section 8.1(f), such termination will be effective on the date that is three (3) days following delivery of a valid written notice of Seller to Purchaser unless such notice is revoked by Seller in writing prior to such third day. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.2(a), this Section 8.2, Section 8.3, Section 8.5 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of any material covenant of this Agreement.

            8.3        Amendment. Subject to applicable Legal Requirements, the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of Purchaser and Seller.

            8.4        Extension; Waiver. At any time prior to the Closing, Seller may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Purchaser, (b) waive any inaccuracies in the representations and warranties made by Purchaser to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for Seller’s benefit contained herein. At any time prior to the Closing, Purchaser may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations or other acts of Seller or the Acquired Company, (y) waive any inaccuracies in the representations and warranties made by Seller or the Acquired Company to it contained herein or in any document delivered pursuant hereto, and (z) waive compliance with any of the agreements or conditions for the benefit of Purchaser contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

            8.5        Expense Reimbursement.

                          (a)        If this Agreement is terminated by Seller pursuant to Section 8.1(f) (and not pursuant to any other termination rights set forth in Section 8.1), then Seller shall pay the Expense Reimbursement to Purchaser in immediately available funds within two (2) Business Days of Seller’s receipt from Purchaser of the amount of the Expense Reimbursement.

                          (b)        In no event shall Seller be required to pay the Expense Reimbursement on more than one occasion. Purchaser agrees that, upon any termination of this Agreement under circumstances where the Expense Reimbursement is payable by Seller pursuant to this Section and such Expense Reimbursement is paid in full, Purchaser shall be precluded from any other remedy against Seller or the Acquired Company, at law or in equity or otherwise, and Purchaser shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Seller, the Acquired Company or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby. If Seller is obligated to, and does pay, the Termination Fee pursuant to Section 8.6, in no event shall Seller ever have to pay the Expense Reimbursement.

            8.6        Termination Fees.

                          (a)        If this Agreement is terminated by Purchaser pursuant to Section 8.1(h), then Seller shall pay an amount equal to the lesser of (i) $1,000,000 and (ii) the aggregate of the amount of Purchaser’s reasonable and documented out-of-pocket fees and expenses relating to the evaluation, negotiation and execution of this Agreement and the amount that Purchaser is obligated to pay or reimburse to the Financing Sources pursuant to the Commitments (the “Termination Fee”) to Purchaser in immediately available funds within two (2) Business Days after such termination.

                          (b)        If this Agreement is terminated by Seller pursuant to Section 8.1(g), then Seller shall pay the Termination Fee to Purchaser in immediately available funds substantially concurrently with such termination.

                          (c)        If (i) after the date of this Agreement, an Acquisition Proposal shall have been publicly made or announced (and such Acquisition Proposal is not withdrawn on or prior to the date that is two (2) Business Days prior to the date of the Special Meeting), (ii) thereafter, this Agreement is terminated by Purchaser or Seller pursuant to Section 8.1(b) or by Purchaser pursuant to Section 8.1(e) and (iii) concurrently with or up to the date that is six (6) months after such termination, Seller enters into a definitive agreement with respect to such Acquisition Proposal which is thereafter consummated, then Seller shall pay to Purchaser the Termination Fee by wire transfer of same-day funds substantially concurrently with the consummation of such Acquisition Proposal.

                          (d)        In no event shall Seller be required to pay the Termination Fee on more than one occasion. Purchaser agrees that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by Seller pursuant to this Section and such Termination Fee is paid in full, Purchaser shall be precluded from any other remedy against Seller or the Acquired Company, at law or in equity or otherwise, and Purchaser shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Seller, the Acquired Company or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby. If Seller is obligated to, and does pay, the Expense Reimbursement pursuant to Section 8.5, in no event shall Seller ever have to pay the Termination Fee.

ARTICLE IX
INDEMNIFICATION

            9.1        Indemnification by Seller. Subject to the terms of this Article IX, Seller will indemnify, defend and hold Purchaser and its Affiliates (including, after the Closing, the Acquired Company and its Subsidiaries) and each of their respective officers, directors, shareholders, managers, members, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) harmless against and in respect of any and all Losses, which such Purchaser Indemnified Party has suffered or incurred arising out of (a) any breach or inaccuracy of any representation or warranty made by Seller or the Acquired Company in this Agreement; provided, however, for purposes of this Section 9.1(a), in determining the amount of any Losses with respect to any breach or inaccuracy of a representation or warranty by Seller or the Acquired Company such representations and warranties will be read without regard to any materiality or knowledge qualifier (including, without limitation, any reference to “material,” “in all material respects” or Material Adverse Effect) contained therein, but that such representations and warranties shall be read with regard to materiality and knowledge qualifiers (including, without limitation, any reference to “material,” “in all material respects” and Material Adverse Effect) in determining whether there has been a breach or inaccuracy of any such representations or warranties or (b) any breach or non-fulfillment of any covenant, agreement or obligation of the Acquired Company (at or prior to the Closing) or Seller under this Agreement.

            9.2        Survival. The representations and warranties contained in or made pursuant to this Agreement will survive the Closing and will expire on the twelve (12) month anniversary of the Closing Date. The covenants, agreements and obligations of the parties set forth in this Agreement to be performed after the Closing shall survive the Closing until such covenants are performed. A claim may be asserted against Seller for breach of a representation, warranty, agreement or covenant, if written notice of such claim describing in reasonable detail the facts and circumstances of the subject matter of such claim is received by Seller within the survival time period applicable to such claim set forth in this Section 9.2, and any such timely claim will survive until such claim is finally and fully resolved.

            9.3        Claims.

                          (a)        Inter-Party Claims. With respect to any indemnification sought pursuant to this Article IX by a Purchaser Indemnified Party that does not involve a Third Party Claim (a “Direct Claim”), the Purchaser Indemnified Party shall provide written notice thereof to Seller (an “Indemnity Notice”) within five (5) days of becoming aware of such Direct Claim. The Indemnity Notice shall describe in reasonable detail (based on information then available to the Purchaser Indemnified Party) the nature of the Direct Claim, the Purchaser Indemnified Party’s reasonable estimate of the amount of Losses attributable to such claim and the basis of the Purchaser Indemnified Party’s request for indemnification under this Article IX. If Seller notifies the Purchaser Indemnified Party within fifteen (15) days from its receipt of the Indemnity Notice that Seller disputes such Direct Claim (the “Dispute Notice”), such Direct Claim shall be resolved as provided in Section 10.7. If Seller does not timely deliver a Dispute Notice with respect to an Indemnity Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, Seller shall be deemed to have accepted and agreed with all or such unobjected-to portion of the Direct Claim and shall be conclusively deemed to have consented to the recovery by the Purchaser Indemnified Party of all or such unobjected-to portion of the Losses specified in the Indemnity Notice, and the Purchaser Indemnified Party (or any designee thereof) shall be paid all or such unobjected-to portion of the claim in accordance with Section 9.5.

                          (b)        Third Party Claims.

                                        (i)        A Purchaser Indemnified Party claiming indemnification under this Article IX against Seller with respect to any claims asserted against it by a third-party (“Third Party Claim”) that would reasonably be expected to give rise to a right of indemnification under this Article IX shall notify Seller in writing of such Third Party Claim, together with a copy of all papers served with respect to such claim (if any) (a “Claim Notice”), within five (5) days of becoming aware of such Third Party Claim. If Seller gives notice (the “Notice of Assumption”) to the Purchaser Indemnified Party, within fifteen (15) days after the Purchaser Indemnified Party has delivered the Claim Notice, that Seller elects to assume the defense of the Third Party Claim (at Seller’s own cost and expense) and will indemnify the Purchaser Indemnified Party against such Third Party Claim, then Seller shall have the right to defend such Third Party Claim with counsel selected by Seller and who is reasonably acceptable to the Purchaser Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted reasonably diligently by Seller to a final conclusion or settled in accordance with this Section 9.3(b). If Seller does not give such timely Notice of Assumption to the Purchaser Indemnified Party or if Seller will not assume the defense or agree to indemnify the Purchaser Indemnified Parties, the Purchaser Indemnified Parties will control the defense at the cost and expense of Seller, to the extent such Third Party Claim is indemnifiable hereunder. Seller shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that Seller shall not consent to the entry of a judgment or enter into any settlement without the prior written consent of the Purchaser Indemnified Party and a full general release for such Purchaser Indemnified Party. The Purchaser Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by Seller pursuant to this Section 9.3(b), and the Purchaser Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that if the Purchaser Indemnified Party has reasonably concluded that there is a conflict of interest between Seller and the Purchaser Indemnified Party, Seller shall bear the reasonable costs and expenses of one counsel to the Purchaser Indemnified Party in connection with such defense. The Purchaser Indemnified Parties and Seller shall reasonably cooperate with each other in contesting any Third Party Claim.

                                        (ii)        Notwithstanding anything to the contrary contained in this Agreement, a Purchaser Indemnified Party shall have the right to control the defense, compromise and settlement of any Third Party Claim at the expense of Seller if (A) the claim involves criminal charges or seeks an injunction or other equitable relief against a Purchaser Indemnified Party or (B) Seller fails to give the Notice of Assumption (with the appropriate election) within fifteen (15) days after receipt of any Claim Notice or Seller timely gives the Notice of Assumption to the Purchaser Indemnified Party but fails to reasonably diligently prosecute the Third Party Claim. Assumption by the Purchaser Indemnified Party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to indemnification hereunder. Seller may participate in, but not control, any defense or settlement controlled by the Purchaser Indemnified Party pursuant to this Section 9.3(b)(ii), and Seller shall bear its own costs and expenses with respect to such participation. If Seller elects not to (or is deemed to have elected not to) assume the defense of a Third Party Claim, and Seller dispute that the Third Party Claim is indemnifiable under this Article IX, the determination of whether the Purchaser Indemnified Party is entitled to indemnification hereunder shall be resolved pursuant to Section 10.7.

                                        (iii)        Subject to the last sentence of Section 9.3(b)(ii) (to the extent applicable), after (i) any order, judgement or decree shall have been rendered, (ii) a settlement shall have been consummated or (iii) the Purchaser Indemnified Party and Seller shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Purchaser Indemnified Party shall forward to Seller notice of any sums due and owing by Seller pursuant to this Agreement with respect to such matter and such sums so due and owing to the Purchaser Indemnified Party, or any designee thereof, shall be paid to the Purchaser Indemnified Party, or any designee thereof, in accordance with Section 9.5.

            9.4        Certain Limitations on Indemnification. The maximum aggregate amount that the Purchaser Indemnified Parties may recover from Seller for Losses arising out of or resulting from the causes enumerated in Section 9.1 shall be limited to an amount equal to $4,500,000 (the “General Indemnity Cap”), except that:

                          (a)        In the event of (i) any claim pursuant to Section 9.1(b) or (ii) any claim pursuant to Section 9.1(a) in respect of a breach or inaccuracy of any Fundamental Representation or Fraud, the General Indemnity Cap shall not apply and the liability for Losses of Seller shall be limited to an amount equal to the Final Purchase Price in respect of any indemnity claims brought pursuant to this Article IX in respect thereof.

                         (b)        Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 9.1(a) until the aggregate amount of all Losses in respect of indemnification claims arising under Section 9.1(a) exceeds $25,000 (the “Threshold Amount”), and once the Threshold Amount is met, Seller will be liable for all such indemnifiable Losses from the first dollar of such Losses; provided, however, that such limitation shall not shall not apply to Losses in respect of claims arising out of the breach or inaccuracy of any Fundamental Representations.

            9.5        Payments. All amounts payable to the Purchaser Indemnified Parties pursuant to this Article IX with respect to a claim for indemnifiable Losses pursuant to Section 9.1 shall be satisfied against Seller; provided, however, that if any of the parties hereto obtains representation and warranty insurance in connection with the representations and warranties set forth in this Agreement, all amounts payable to the Purchaser Indemnified Parties pursuant to this Article IX with respect to a claim for indemnifiable Losses pursuant to Section 9.1 shall be satisfied: (a) first against Seller up to the Threshold Amount; (b) second against such representation and warranty insurance policy and (c) third if there are any unpaid indemnifiable Losses after exhaustion of clauses (a) and (b) above, against Seller, subject to the limitations set forth in this Article IX. All amounts payable to the Purchaser Indemnified Parties pursuant to this Article IX directly by Seller shall be paid by wire transfer of immediately available funds, promptly, but in any event no later than no later than three (3) days, following receipt from a Purchaser Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for an Loss that is the subject of indemnification hereunder, unless Seller timely objected in good faith to the claim for indemnification with respect to such indemnifiable Loss in accordance with the provisions of this Article IX.

            9.6        Characterization of Indemnification Payments. All indemnification payments made pursuant to this Agreement shall be deemed to be and treated, to the extent permitted by Legal Requirements, as an adjustment to the Purchase Price for all purposes.

            9.7        Exclusive Remedy. Purchaser, on behalf of itself and the Purchaser Indemnified Parties, acknowledge and agree that, should the Closing occur, its and their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Acquired Company, its Subsidiaries and their respective assets, liabilities and businesses shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, Purchaser, on behalf of itself and the Purchaser Indemnified Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action it or its Affiliates may have against the other party or its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

ARTICLE X
GENERAL PROVISIONS

            10.1      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by messenger service or by electronic mail, (b) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, (c) on the date of transmission if sent by email (provided, that such email states that it is a notice delivered pursuant to this Section 10.1) or (d) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Purchaser, to:

Silicon Valley Technology Partners LLC
125 S Market Street
San Jose, CA 95113
Attention: Eric Kelly
Email: ekelly@sphere3d-overland.com

if to Seller or the Acquired Company (prior to the Closing), to:

Sphere 3D Corp.
9112 Spectrum Center Boulevard
San Diego, California 92123
Attention:        Kurt Kalbfleisch, Chief Financial Officer
Email: kkalbfleisch@overlandstorage.com
Fax:                   (858) 495-4267

with a copy, which shall not constitute notice, to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention:        Warren Lazarow and Paul L. Sieben
Telephone No.: (650) 473-2600
Facsimile No.:   (650) 473-2601
Email: wlazarow@omm.com and psieben@omm.com

            10.2      Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. An exception or disclosure made in Acquired Company Disclosure Letter with regard to a representation or warranty of the Acquired Company or Seller shall be deemed made with respect to any other representation or warranty by such party to which such exception or disclosure is reasonably apparent. The phrase “made available” in this Agreement means that the information referred to has been posted to the online data room maintained in connection with the transactions contemplated by this Agreement or otherwise provided to the party if requested by the party to whom such information is provided.

            10.3      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            10.4      Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Acquired Company Disclosure Letter, together with the other Contracts entered into or to be entered into in connection with the Share Purchase and the other transactions contemplated hereby, (i) constitutes the entire agreement among the parties with respect to the subject matter in this Agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter in this Agreement, and (ii) is not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided herein.

            10.5      Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

            10.6      Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Share Purchase and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.7 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller, the Acquired Company nor Purchaser would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.6 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 10.7, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (a) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (b) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

            10.7      Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of Purchaser, the Acquired Company and Seller irrevocably submits to the exclusive jurisdiction of (a) the Superior Courts of the State of California, Santa Clara County, and (b) the United States District Court in Santa Clara, California, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Purchaser, the Acquired Company and Seller agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Santa Clara, California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Santa Clara County. Each of Purchaser, the Acquired Company and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each of Purchaser, the Acquired Company and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Superior Court of the State of California, Santa Clara County, or (y) the United States District Court in Santa Clara, California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Purchaser, the Acquired Company and Seller irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 10.1 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 10.1, and service so made shall be completed when received.

            10.8      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            10.9      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each of the other parties. Any purported assignment in violation of this Section 10.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            10.10    Waiver of Jury Trial. SUBJECT TO THE LIMITATIONS IMPOSED BY APPLICABLE LAW, EACH OF PURCHASER, THE ACQUIRED COMPANY AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER, THE ACQUIRED COMPANY OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

            10.11    Fees and Expenses. Except as set forth in this Agreement, including in Section 6.1, Section 6.4(a), Section 8.5 and Section 8.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Share Purchase is consummated.

            10.12    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

            “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

            “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

             “Acquired Company Material Contract” shall mean any of the following to which the Acquired Company or any of its Subsidiaries is a party (other than a Company Benefit Plan except as provided in clause (h) and (i) below):

                          (a)        all joint venture, partnership or similar Contracts;

                          (b)        all powers of attorney with respect to the Business or the Acquired Company;

                          (c)        any agreement of indemnification or any guaranty by the Acquired Company other than any agreement providing for indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

                          (d)        any Contract containing any covenant (i) limiting in any material respect the right of the Acquired Company to engage in any line of business or compete with any Person in any line of business or to compete with any Person or (ii) granting any exclusive distribution rights;

                          (e)        any Contract relating to the disposition or acquisition by the Acquired Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Acquired Company has any material ownership interest in any other Person or other business enterprise;

                          (f)        any Contract requiring the Acquired Company to provide to any third party software source code owned by the Acquired Company for any product or technology that is material to the Business;

                          (g)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness or the borrowing of money by, or extension of credit to, the Acquired Company in a principal amount in excess of $250,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business; or

                          (h)        any collective bargaining agreement;

                          (i)        any employment agreement with any officer of the Acquired Company or any employee of the Acquired Company that receives more than $200,000 in annual basis and any Contract with any independent contractor or consultant who receives annual fees in excess of $200,000;

                          (j)        each material distributorship, sales agency, sales representative, reseller or marketing, value added reseller, manufacturing, original equipment manufacturing, technology transfer, source code license or other license or other agreement (i) pursuant to which any other person is authorized to use any material Intellectual Property owned by the Acquired Company, other than contracts entered in the ordinary course of business and (ii) pursuant to which the Acquired Company or a Subsidiary is authorized to use any material Intellectual Property owned by any other person, other than agreements for commercial off-the-shelf software (including software as a service), agreements with current and former employees, consultants, and contractors, non-disclosure agreements, and licenses for Open Source Software; or

                          (k)        any agreement or set or series of related agreements pursuant to which the Acquired Company receives or is to receive goods or services that, individually or in the aggregate, are material to the operation of the Business.

            “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any arm’s length Third Party relating to (a) any acquisition or purchase, direct or indirect, of assets (including securities of any subsidiary of Seller) equal to 50.1% or more of the consolidated assets of the Seller and its subsidiaries or of the Acquired Company and its Subsidiaries or to which 50.1% or more of the consolidated revenues or earnings of Seller and its subsidiaries or the Acquired Company and its Subsidiaries are attributable (any such assets, a “Material Segment”) or 50.1% or more of any class of equity or voting securities of the Seller, the Acquired Company or of any of their respective subsidiaries whose assets, individually or in the aggregate, constitute a Material Segment, (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 50.1% or more of any class of equity or voting securities of the Seller, or (c) a merger, amalgamation, consolidation, arrangement, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving Seller, the Acquired Company, or any of their respective Subsidiaries whose assets, individually or in the aggregate, constitute a Material Segment; provided, however, that in no event shall any issuance of any securities of Seller not to exceed 50.1% of the outstanding common shares of Seller for capital raising purposes (the “Capital Raise”) constitute an “Acquisition Proposal”.

             “Affiliate” means, with respect to any Person or other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

            “Asset Transfer” means the transfer by Seller or one or more of its subsidiaries (including the Acquired Company), and the assumption by Seller or any subsidiary of Seller (other than the Acquired Company or any of its Subsidiaries), of the Merged Business and the SNAP Business.

            “Business” means the business of the Acquired Company and its Subsidiaries as conducted as of the date hereof, other than the Merged Business.

            “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

            “Canadian Securities Laws” means all applicable securities laws in the provinces and territories of Canada and the respective instruments, rules, regulations, written policies, blanket orders and blanket rulings under such laws.

            “Closing Working Capital” means an amount equal to (a) the consolidated current assets of the Acquired Company and its Subsidiaries as of the Closing (excluding cash, cash equivalents, income tax receivables and deferred income taxes) minus (b) the consolidated current liabilities of the Acquired Company and its Subsidiaries as of the Closing (excluding sixty-five percent (65%) of the deferred revenue, accrued bonuses (both current and prior year), any bonuses or severance (including bonus and severance obligations of the Acquired Company or any of its Subsidiaries) to the extent paid or agreed to be paid by Seller (whether prior to, on or after the Closing), income tax payables, accrued severance, state sales tax accrual, Indebtedness and any liabilities of the Acquired Company or any of its Subsidiaries to Seller and any of its subsidiaries (including the Acquired Company and its Subsidiaries)). A calculation of Closing Working Capital as of December 31, 2017, is included in Exhibit C hereto for illustrative purposes only.

            “Code” means the Internal Revenue Code of 1986, as amended.

            “Commitments” means fully executed commitment letters and related term sheets with debt and/or equity financing sources, pursuant to which the financing sources therein (the “Financing Sources”) have committed, subject to the terms thereof, to lend or provide equity financing to Purchaser in an amount sufficient to pay the Estimated Purchase Price.

            “Confidential Information” shall mean all information of a confidential nature which is not in the public domain and which relates to customers, technology, financial, employment, manufacturing or other affairs of a business, including: (i) information relating to the manufacture of goods, marketing of goods or services, including without limitation customer names and lists and other customer details, markets, sales, marketing and distribution activities, marketing plans, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; (ii) information relating to research and development, product development, future projects, business strategy, business development or planning, commercial relationships and negotiations; and (iii) any unpatented, secret or proprietary manufacturing or research know-how, expertise, technical or other information, including without limitation all related ideas, concepts, methods, inventions, designs, drawings, discoveries, data, formulae, processes, techniques and specifications, products, product plans and all formulations, specifications and grade names of products.

            “Contingency Termination Event” means the occurrence of each of the following: (a) the execution of legally binding Commitments by the Financing Sources and Purchaser, which shall be delivered to Seller and shall be in a form reasonably acceptable to Seller, (b) the execution and delivery by Purchaser to Seller of a written irrevocable waiver in a form reasonably acceptable to Seller pursuant to which Purchaser shall irrevocably waive the condition to Closing set forth in Section 7.3(f) and (c) an executed certificate delivered to Seller by Purchaser, making the representations set forth in Exhibit D.

            “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or commitment that is legally binding, as in effect as of the date hereof.

             “CSA Filings” means any document filed by Seller on SEDAR in compliance with applicable Canadian Securities Laws since the filing of the 20-F on SEDAR.

            “Employee” shall mean any employee, officer, director, independent contractor or consultant of or to the Acquired Company or, if such person has provided or is providing services to the Business, of or to Seller or another subsidiary of Seller.

            “Expense Reimbursement” means the reasonable and documented out-of-pocket expenses incurred by Purchaser and the Financing Sources in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby; provided, however, that in no event shall the amount of the Expense Reimbursement exceed $350,000 plus any such expenses owed to Cooley LLP.

             “Fairness Opinion” means the opinion of Roth Capital Partners, LLC to the effect that, as of the date of such opinion, the Purchase Price to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to Seller.

             “Financing” means the debt and/or equity financing of Purchaser in an amount equal to or greater than the Estimated Purchase Price obtained by Purchaser for the purpose of paying the Estimated Purchase Price and consummating the Share Purchase.

            “Fraud” means an intentional or willful misrepresentation of a material fact with an intent to deceive with respect to the representations and warranties set forth in Article II or Article III hereof, which constitutes common law fraud under the laws of the State of Delaware.

            “Fundamental Representations” means the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 3.1, Section 3.2 and Section 3.5.

            “GAAP” means United States generally accepted accounting principles.

            “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality.

            “Indebtedness” means, of any Person, without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations in respect of (a) all indebtedness of such Person for borrowed money or for the deferred or unpaid purchase price of property or services, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or commercial paper, (c) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, (d) all Indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (e) all obligations of such Person under equipment financing or capital leases, and (f) all Indebtedness of others that is guaranteed by such Person or secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets of such Person (whether or not such obligation is assumed by such Person).

            “Intellectual Property” means all worldwide common law and statutory rights in, arising out of, or associated with: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

            “Knowledge of Purchaser” means the knowledge of the members of the Board of Directors of Purchaser and the officers of Purchaser, after a reasonable due inquiry.

            “Knowledge of Seller” means the knowledge of the members of the Seller Board and the officers of Seller, after a reasonable due inquiry.

            “Legal Requirements” means any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, Order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

            “Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business, (v) restrictions on transfer of securities imposed by applicable securities laws, (vi) licenses under Intellectual Property granted to third persons and (vii) liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of, the property subject thereto or affected thereby.

             “Losses” means any and all damages, losses, charges, liabilities, proceedings, diminution in value, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees); provided, however, that Losses shall not include any indirect, special, consequential or punitive damages, lost profits, or damages or other Losses based on any multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or based on any other financial metric (whether trailing, forward or otherwise), except to the extent actually awarded to a third party in a Third Party Claim.

             “Material Adverse Effect” means any event, change, effect or circumstance that (a) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the properties, assets, business, operations, results of operations or financial condition of the Business as a whole or (b) would prevent or materially alter or delay Seller’s or the Acquired Company’s ability to consummate the Share Purchase; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any event, change, effect, circumstance or development relating to or arising in connection with (a) any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement or at the request of Purchaser; (b) changes affecting the industry in which the Business operates generally or the economy of the United States or any foreign market where the Business has sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on the Business); (c) changes attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (d) hostilities, acts of war or terrorism or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof or any acts of God or comparable events; (e) changes in GAAP or Legal Requirements; (f) the failure of the Acquired Company or the Business to meet any financial or other projections for any period ending after the date of this Agreement; or (g) changes or effects, to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any disruption in, or termination or modification of, supplier, distributor, partner or similar relationships or loss of employees).

            “Merged Business” means the businesses of Unified ConneXions, Inc. (“UCX”) and HVE ConneXions, LLC (“HVE”), each as conducted immediately prior to the merger of UCX and HVE into the Acquired Company, and as such businesses are currently conducted, including the provision of information technology consulting services and hardware solutions around cloud computing, data storage and server virtualization to corporate, government, and educational institutions.

            “MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holder in Special Transactions.

            “Minority Shareholders” means all Seller Shareholders other than: (i) “interested parties” (as defined in MI 61-101); (ii) any “related party” (as defined in MI 61-101) of an “interested party”, unless the “related party” meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested party” nor “issuer insiders” of the Company; and (iii) any person that is a “joint actor” (as defined in MI 61-101) with any of the foregoing.

            “Misrepresentation” has the meaning specified in the Securities Act (Ontario).

            “Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

            “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, member, partner, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            “Public Filings” means the CSA Filings and the SEC Filings.

            “SEC Filings” means Seller’s most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (the “20-F”), and all other reports filed by Seller pursuant to Sections 13(a), 13(e), 14 and 15(d) of the 1934 Act since the filing of the 20-F.

            “Seller Shareholders” means the holders of common shares of Seller.

            “Seller Working Capital” means an amount equal to (a) the consolidated current assets of Seller and its subsidiaries as of the determination of the Final Purchase Price pursuant to Section 1.3 (excluding income tax receivables and deferred income taxes) minus (b) the consolidated total liabilities of Seller and its subsidiaries as of the determination of the Final Purchase Price pursuant to Section 1.3 (including all liabilities, whether current or otherwise, in connection with Indebtedness of Seller and costs and expenses of Seller in connection with the evaluation, negotiation, execution and performance of this Agreement).

            “Shares” has the meaning set forth in the Recitals.

            “SNAP Business” means the SNAP network attached storage business and its related Intellectual Property.

            “Special Committee” means the special committee of independent directors of the Seller Board comprised of Duncan McEwan, Vic Mahadevan and Cheemin Bo-Linn.

            “Special Meeting” means the special meeting of Seller Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held to consider the Transaction Resolution and for any other purpose as may be set out in the Proxy Statement and agreed to in writing by Seller and Purchaser.

            “Subsidiary” means any Person (a) of which the Acquired Company owns directly or indirectly fifty percent (50%) or more of the equity interest in such Person or (b) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or controlled by the Acquired Company, or (c) in which the Acquired Company has the contractual or other power to designate a majority of the board of directors or other governing body.

            “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Shares or the outstanding common shares of Seller or at least a majority of the consolidated assets of Seller and its subsidiaries or the Acquired Company and its Subsidiaries that the Seller Board determines in good faith, after taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all financial, legal, regulatory and other aspects of the proposal), is more favorable to the Seller Shareholders (other than Eric Kelly) from a financial point of view than the Share Purchase (taking into account any written proposal by Purchaser to amend the terms of this Agreement pursuant to Section 6.11(f)).

            “Target Working Capital” means $4,000,000.

            “Tax Return” means any return, report or similar filing (including the attached schedules, any elections, declarations, schedules or attachments thereto, and any amendment thereof) required to be filed with respect to Taxes.

            “Taxes” means any and all federal, state, provincial, local, foreign, or other taxes, charges, fees, imposts, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, capital, transfer, inventory, license, social security, severance, stamp, occupation, property, social security, estimated taxes, customs duties, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

            “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Purchaser or any of its Affiliates.

            “Transaction Resolution” means the resolution of the Seller Shareholders approving the Share Purchase to be considered at the Special Meeting, which shall, inter alia, constitute a special resolution in accordance with, and comply with the requirements of, subsections 184(3) to 184(8) of the Business Corporations Act (Ontario).

Defined Term	Section
20-F	10.12
Accounting Firm	1.3(d)
Acquired Company	Preamble
Acquired Company Charter Documents	2.1(b)
Acquired Company Disclosure Letter	Article II
Adverse Recommendation Change	6.11(a)(ii)
Agreement	Preamble
Capital Raise	10.12
Claim Notice	9.3(b)
Closing	1.2
Closing Date	1.2
Closing Statement	1.3(c)
Company Benefit Plan	2.13(a)
Contemplated Transactions	1.2
Direct Claim	9.3(a)
Dispute Notice	9.3(a)
Disputed Line Items	1.3(d)
End Date	8.1(b)
Environmental Law	2.16
ERISA	2.13(a)
ERISA Affiliate	2.13(d)
Estimated Closing Statement	1.3(b)
Estimated Purchase Price	1.3(b)
Final Purchase Price	1.3(f)
Financials	6.10
Financing Documents	6.1(b)
Financing Sources	10.12
General Indemnity Cap	9.4
HVE	10.12
Indemnity Notice	9.3(a)
Intellectual Property Rights	2.8(e)
Material Segment	10.12
Notice of Assumption	9.3(b)
Notice of Disagreement	1.3(d)
Open Source Materials	2.8(f)
Pre-Closing Director	6.1(a)
Proxy Statement	3.6
Purchase Price	1.3
Purchaser	Preamble
Purchaser Indemnified Party	9.1

Purchaser Material Adverse Effect	4.1
Registered IP	2.8(c)
SEC	Article II
Seller	Preamble
Seller Acquisition Agreement	6.11(f)
Seller Board	3.2(a)
Seller Board Recommendation	3.2(e)
Seller Material Adverse Effect	3.1
Seller Representatives	6.11(a)(i)
Seller Shareholder Approval	3.2(a)
Share Purchase	1.1
Shares	Recitals
Shortfall Amount	1.3(f)(ii)
Statement of Assets and Liabilities	2.5(a)
Statement of Assets and Liabilities Date	2.5(a)
Termination Fee	8.6(a)
Third Party Claim	9.3(b)
Threshold Amount	9.4(b)
UCX	10.12

*****

          IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed by their duly authorized respective officers as of the date first written above.

SILICON VALLEY TECHNOLOGY PARTNERS LLC

By:	/s/ Eric Kelly
Name:	Eric Kelly
Title:	Chief Executive Officer

OVERLAND STORAGE, INC.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Director

SPHERE 3D CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Director